Exhibit 16.3




September 23, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                                  RE: ITIS Inc.


We have read the statements that we understand ITIS Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,



/s/ Harper & Pearson Company


HARPER & PEARSON COMPANY


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